Exhibit 10.13
LETTER OF UNDERTANDINGS
ON POSSIBLE AMENDMENT AGREEMENT
between
Esaote S.p.A., a company organized under the laws of the Republic of Italy and with registered seat in Genova, Italy (hereinafter referred to as “Esaote”)
— of the one party —
-and
TechniScan, Inc., a Utah corporation (hereinafter referred to as “TechniScan”)
— of the other party —
     Esaote and TechniScan are hereinafter referred to individually as a “Party” and collectively as the “Parties”
Recitals
WHEREAS, Esaote is a leading player in the market of ultrasound systems and has developed a proprietary technology for such systems;
WHEREAS, Esaote manufactures and sells, inter alia, ultrasound systems for the examination of the breast;
WHEREAS, TechniScan has developed a prototype of a device for the three dimensional imaging of the whole breast using both reflection and transmission ultrasound to create tomographic images of the female breast;
WHEREAS, on 20th November 2007 the Parties executed a term sheet setting forth inter alia, the basic principles of their possible co-operation in the field of ultrasound systems for breast examination (hereinafter referred to as the “Term Sheet”);
WHEREAS, TechniScan and Esaote on 11th February 2008 have consolidated their relationship through (i) the acquisition by Esaote of an equity ownership interest in TechniScan pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement” or the “SPA”), (ii) through the execution of an original equipment manufacturing and engineering support agreement (the “OEM Agreement”) for the development of a regulatory approved and usable three dimensional imaging system of the whole breast using both reflection and transmission ultrasound to create tomographic images of the female breast and (iii) through the execution of an exclusive license and distribution Agreement under which Esaote will distribute the Products (the “Distribution Agreement”);

WHEREAS, Esaote and TechniScan have been cooperating effectively to develop the Products and a prototype version of the Product is now installed in Esaote;
WHEREAS, TechniScan has not obtained the FDA approval on the Product defined as the milestone for the Second Closing (as detailed in the SPA) and has redefined its strategy and planning for FDA approvals;
WHEREAS, TechniScan and Esaote have reached a common understanding in how to redefine the Product strategy and they agree that it is worthwhile to focalize better the European market, therefore the activities to obtain the CE mark for the Product and to start the marketing activities in Europe, as specified in the European Market Development Agreement;
WHEREAS, both TechniScan and Esaote have discussed possible amendments to the SPA.

NOW, THEREFORE, the Parties agree as follows:
•	Without prejudice to what is provided for in this Letter of Understandings, all terms and conditions of the previous Agreements shall remain in full force and effect.

•	Terms which are defined in the previous Agreements shall have the same meanings when used in this Letter of Understandings, unless a different definition is given herein.

•	The SPA Agreement may be amended after consideration and subject to approval by both the TechniScan and Esaote Boards to be more in line with the new strategy and development plan along with the following provisions:

- Second Closing: Esaote shall have the right to purchase up to 3,333,333 additional Shares and 500,000 additional Warrant for $3,000,000 at a Second Closing (the “Second Closing”), at the conclusion of at least 30 consecutive examinations performed in Orange County and 10 tests on volunteers in Esaote with Rev2 (as defined in ANNEX 1 of the European Market Development Agreement ) of the Product. $2,750,000 shall be paid in cash and $250,000 shall be paid as an additional account credit under the OEM Agreement.

- Third Closing: Esaote shall have the right to purchase up to 3,333,333 additional Shares and 500,000 additional Warrant for $3,000,000 at a Third Closing (the “Third Closing”), within 30 days from TechniScan completion of the manufacturing of the first clinical model of the Product (LRIP as defined in ANNEX 1 of the European Market Development Agreement) and the shipments of the first three Products to sites for clinical testing and/or commercial use, provided that Techniscan has also received the CE mark or the 510(k) approval form FDA on Rev4 of the Product or May 15th, 2009, whichever is first. $2,750,000 shall be paid in cash and $250,000 shall be paid as an additional account credit under the OEM Agreement.

- Protective Provisions and Right of First Refusal.

All protective provision and all clauses of the SPA or the Right of First refusal

Agreements shall be considered amended to move 31st December 2008 milestone to May 15th, 2009 with a corresponding extension of all relevant rights.
IN WITNESS WHEREOF, the Parties hereto have caused this Letter of Understandings to be executed in duplicate by their authorized officers on the dates and the places mentioned below:

Genova, October 28th 2008 Esaote S.p.A		October 17th 2008 TechniScan, Inc.

By: Name:	/s/ Fabrizio Landi Fabrizio Landi	By: Name:	/s/ David Robinson David Robinson
Title:	Managing Director and General Manager	Title:	President & CEO